Exhibit 10.3

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****	Indicates that the amount of information omitted was a page or more in length, and such information has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Private & Confidential	EXECUTION VERSION

DATED _24_October 2014

VERNALIS (R&D) LTD (1)

and

CTI BIOPHARMA CORP. (2)

Amended and restated exclusive licence agreement covering

BB-76163 and certain Other Compounds for use in Human Diseases

Confidential Treatment Requested

CONTENTS

Clause		Page

1	Definitions	2
2	Licence agreement and transfer of the Materials	5
3	Duration	6
4	Vernalis’ Obligations	6
5	Royalties	6
6	Accounting, records and payment	7
7	Confidentiality	8
8	Representations, Warranties and Covenants	9
9	Withholding Tax	11
10	Termination	11
11	General	12
12	Notices	13
13	Publicity	13
14	Law	14
15	Jurisdiction	14

Schedules

Schedule 1 The Patent Rights	2
Schedule 2 The Materials	3
Schedule 3 The Documentation	4
Schedule 4 Other Compounds	5

Confidential Treatment Requested

THIS AGREEMENT is amended and restated with effect from 24 October 2014 and is made

BETWEEN

(1)	VERNALIS (R&D) LTD. (Registered in England No. 1985479) whose registered office is at 100 Berkshire Place, Wharfedale Road, Winnersh, Berkshire, RG41 5RD, England (“Vernalis”); and

(2)	CTI BIOPHARMA CORP. (formerly known as Cell Therapeutics, Inc.) (incorporated in the State of Washington) whose principal place of business is at 3101 Western Avenue, Suite 600, Seattle, WA 98121 USA (“CTI”).

BACKGROUND:

(A)	Vernalis (Oxford) Ltd and Chroma Therapeutics Ltd (“Chroma”) entered into an exclusive licence agreement dated 24 November 2003 (the “Original Exclusive Licence”) under which Chroma acquired certain rights under the Patent Rights, the Documentation and the Materials.

(B)	On 18 December 2003 Vernalis (Oxford) Ltd changed its name to Vernalis (R&D) Ltd.

(C)	The Original Exclusive Licence was amended by an Amendment No. 1 dated 30 March 2007 (the “First Amendment”), pursuant to which the licence granted under the Original Exclusive Licence was extended to include certain further compounds (“Other Compounds”, as further defined below).

(D)	On or about 14 March 2011, Chroma granted to CTI a sublicence under its rights in the Patent Rights and Documentation.

(E)	The Original Exclusive Licence was further amended by an Amendment No. 2 dated 11 March 2011(the “Second Amendment”), pursuant to which the licence granted under the Original Exclusive Licence was extended to include a non-exclusive licence to manufacture under a certain additional US Patent Right and to extend certain rights of Chroma under the Original Licence Agreement to Chroma’s licensee, CTI.

(F)	On the date hereof, Chroma, Vernalis and CTI entered into a novation agreement pursuant to which Chroma novated its rights and obligations under the Original Licence Agreement to CTI.

(G)	Vernalis and CTI wish to amend and restate the Original Licence Agreement to reflect the change in identity of the parties thereto and the change in the status of their relationship (with CTI no longer being a sublicensee of Vernalis), to account for the passage of time, to reflect the terms of the First Amendment and the Second Amendment and to account for certain other changes set forth herein.

Confidential Treatment Requested

In consideration of the mutual covenants and undertakings set out below THE PARTIES AGREE as follows:

1	Definitions

1.1	In this Agreement unless the context otherwise requires:

“Accounting Dates” means 1 January, 31 March, 30 June and 30 September in each Year during the term of this Agreement;

“Affiliate” means any entity which (directly or indirectly) owns, is owned by or is under common ownership with a party to this Agreement or any entity actually controlled by, controlling or under common control with a party to this Agreement. For the purposes of this definition “Ownership” or “Control” shall mean where such entity owns or controls 50% (fifty per cent) or more of the equity-conferring voting rights and/or otherwise has the ability to direct the business affairs of another entity,

“BB-76163” means the compound 2S-2R-(S-Hydroxy-hydroxycarbamoyl-methyl)-4-methylpentanoylamino-2-phenylethanoic acid cyclopentyl ester ;

**

**

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London;

“Claim” has the meaning set out in Clause 8.4;

“Commencement Date” means the date of this Agreement;

“Competent Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice, including any exchange on which the securities of a Party are listed and, in the case of Vernalis, UK Listing Authority;

“Compounds” means BB-76163 **;

“Confidential Information” means secret or confidential commercial, financial, marketing, technical or other information (including without limitation, information in or relating to unpatented inventions or computer programs), know-how, trade secrets and other confidential information whatsoever in any form or medium whether disclosed orally or in writing before or after the date of this Agreement, together with any reproductions of such information in any form or medium or any part(s) of this information (and “confidential” means that the information, either in its entirety or in the precise configuration or assembly of its components, is not publicly available);

Confidential Treatment Requested

“CTI Parties” means CTI, its Affiliates, sub-licensees, agents and distributors (and “CTI Party” shall have a corresponding meaning);

“Documentation” means all documentation described in Schedule 3;

“Exploit” means to develop, make, have made, use, have used, import, have imported, market, advertise, distribute, offer for sale and sell or have marketed, advertised, distributed and sold;

“Field” means the diagnosis, prevention and treatment of any disease or condition in humans or animals;

“First Commercial Sale” means the first commercial sale by any of the CTI Parties in any country of a Product after grant of a Marketing Authorisation in that country for such Product;

“Further Royalties” has the meaning set out in Clause 5.1;

“Group” means in relation to any company that company and every other company which is for the time being a subsidiary undertaking or parent undertaking of that company or a subsidiary undertaking of any such parent undertaking (and the terms “subsidiary undertaking” and “parent undertaking” shall have the meanings given to them by Section 1162 of, and Schedule 7 to, the Companies Act 2006);

“Indemnified Party” has the meaning set out in Clause 8.4;

“Indemnifying Party” has the meaning set out in Clause 8.4;

“Independent Third Party” means any independent third party (other than the CTI Parties or Vernalis);

“Marketing Authorisation” means any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant Regulatory Authority or Competent Authority to market and sell a Product in a particular country;

“Materials” means the stocks outlined in Schedule 2;

“Net Sales” means **.

Should the Product be sold in a form containing in addition to simple Product at least one other ingredient, product, device, equipment or component (any such Product being a “Combination Product”), Net Sales for such Combination Product will be calculated by **.

“Other Compounds” has the meaning set out in Clause 2.1A;

Confidential Treatment Requested

“Party” means each of the parties to this Agreement, CTI and Vernalis, and “Parties” means both CTI and Vernalis;

“Patent Costs” means renewal fees and the usual costs normally associated with administering and maintaining the Patent Rights by Vernalis;

“Patent Rights” means the patents and patent applications listed in Schedule 1, all priority applications for them and all further applications derived from them or their priority applications throughout the world, together with patents issuing from any such applications and any future divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

“Products” means all products containing BB-76163 or any of the Other Compounds;

“Regulatory Authority” means any national, supranational (e.g., FDA or the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental body in each country of the world involved in the granting of a Marketing Authorisation for a Product;

**

“Territory” means the world;

“Third Party” or “Third Parties” means any entity or person other than Vernalis or the CTI Parties;

“Valid Claim” means a claim of a patent application or an issued and unexpired patent included within Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise;

“Withholding Tax” has the meaning set out in Clause 9.1; and

“Year” means a period commencing on the Commencement Date and on each successive anniversary of the Commencement Date and ending on the day before each successive anniversary of the Commencement Date.

1.2	The headings to Clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

Confidential Treatment Requested

1.3	Words imparting the singular shall include the plural and vice versa. Words imparting a gender include every gender and references to persons include an individual, company, corporation, firm or partnership.

1.4	All sums payable hereunder are exclusive of VAT or any other applicable tax or duty payable upon such sums which shall be added if appropriate at the rate prevailing at the relevant tax point.

1.5	The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding word where a wider construction is possible.

1.6	References to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has modified or re-enacted (whether with or without modification), and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

2	Licence agreement and transfer of the Materials

2.1	Effective as of the Commencement Date and in consideration of the royalties described in Clause 5, Vernalis hereby grants CTI, with the right to grant sub-licences through multiple tiers:

2.1.1	an exclusive licence under the Patent Rights to Exploit BB-76163 in the Field;

2.1.2	an exclusive licence under the copyright in the Documentation to Exploit BB-76163 in the Field;

2.1.3	a non-exclusive licence under the copyright in ** to manufacture BB-76163 in accordance with the route described in that study report; and

2.1.4	a non-exclusive licence under US Patent 5912360 to manufacture BB-76163 (for so long as such patent is maintained by Vernalis).

The licences in Clauses 2.1.3 and 2.1.4 shall be ancillary (only) to the main licences under Clauses 2.1.1 and 2.1.2 and in particular shall not extend CTI’s rights beyond BB-76163 (and Other Compounds) or the Field.

CTI will be responsible for the performance of its sub-licensees and ensure that such sub-licenses contain covenants by the sub-licensees to observe and perform conditions equivalent to those contained in this Agreement insofar as the same are applicable.

2.1	A In consideration of the royalties described in Clause 5, Vernalis hereby grants to CTI, with a right to grant sub-licences through multiple tiers, an exclusive licence under the Patent Rights to Exploit those compounds listed in Schedule 4 (the “Other Compounds”) in the Field. CTI further agrees that the provisions of final paragraph of Clause 2.1.4 in relation to performance of sub-licences shall apply to this licence of Other Compounds.

Confidential Treatment Requested

2.2	Following notification by Vernalis to CTI that Vernalis is able without causing a default or requiring consent under any other existing contractual obligation to an Independent Third Party or any obligation under any new agreement with **, to assign the Patent Rights the Parties shall discuss whether to effect such assignment. Such assignment would involve **. Such assignment would generally have similar provisions to this agreement (including the royalty provisions) but would also, inter alia, have provisions to protect Vernalis’ right to a royalty which would include **.

2.3	Vernalis warrants that it has delivered to Chroma, under the Original Licence Agreement, the Documentation and the Materials.

3	Duration

This Agreement shall come into force on the Commencement Date and shall continue in force, unless terminated in accordance with Clause 10, until the expiry of the royalty obligations hereunder.

4	Vernalis’ Obligations

4.1	Vernalis will maintain the Patent Rights until such time that it is able to assign them to CTI. CTI will reimburse Vernalis for ** of the Patent Costs incurred by Vernalis whilst one other party apart from Vernalis and CTI has an interest in the patents or ** of the Patent Costs incurred by Vernalis whilst two other parties apart from Vernalis and CTI have such an interest.

4.2	Vernalis will not and shall procure that its Affiliates will not Exploit BB-76163.

4.3	Vernalis will not grant a licence to Exploit BB-76163 outside the Field.

5	Royalties

5.1	CTI shall pay Vernalis royalties in an amount equal to the following percentages of annual Net Sales of Products:

**

**

**

CTI shall also pay Vernalis further royalties (“Further Royalties”) that are equivalent sums to **.

5.2	All royalties other than Further Royalties due to Vernalis pursuant to this Agreement shall be payable on a country-by-country basis commencing with the First Commercial Sale in that country and continuing until 10 years from launch date in each country or until the expiry of the last Valid Claim to expire in that country, whichever is the longer. Further Royalties shall be payable for so long as **.

Confidential Treatment Requested

6	Accounting, records and payment

6.1	The royalties and Further Royalties payable under Clause 5 shall be calculated by CTI ** and CTI shall pay the amount of any royalties and Further Royalties owing within **.

6.2	With each payment of royalties CTI shall deliver to Vernalis a statement in writing showing the amount of such royalties and giving all reasonable particulars of how such royalties have been calculated.

6.3	All sums to be paid by CTI under this Agreement shall be in Pounds Sterling or Euros should Euros ever replace Pounds Sterling and payment shall be in Pounds Sterling or Euros should Euros ever replace Pounds Sterling by electronic transfer with any applicable charges on such payments being at CTI’s expense. Where it is necessary to calculate the exchange rate for the purposes of payment of any sums due under this Agreement, the exchange rate used shall be the spot rate quoted by Barclays Bank plc at close of business on the Business Day preceding the due date for payment of each such sum.

6.4	Vernalis may ** by notice in writing require that CTI provide a certificate from an independent auditor appointed by Vernalis and agreed by CTI (such agreement not to be unreasonably withheld) verifying the statements delivered by CTI under Clause 6.2 hereof, (such certificates to be provided at ** expense save in the case where an under-payment of royalties of ** or more is shown in which event such certificate shall be provided at the expense of **).

6.5	In the event that either Party discovers that an under- or over -payment of the royalty has occurred they will promptly notify the other and the amount of any under payment will be paid with, or the amount of any over payment will be deducted from, the next payment of royalty due under this Agreement.

6.6	CTI shall at all times keep or cause or procure to be kept and for at least ** retain or cause or procure to be retained accurate accounts and full supporting documentation of all Products sold by CTI Parties and the Net Sales price thereof containing all data reasonably required for the computation and verification of royalties payable under this Agreement. CTI shall give to or procure for Vernalis or its nominated representative or an Independent Third Party reasonably acceptable to CTI every reasonable facility at any time and from time to time during normal business hours to inspect all accounts, records and supporting documentation kept in accordance with this Clause 6.6 and to make copies or to take extracts from these accounts, records and supporting documentation. Such inspection shall not take place more than **. Any Independent Third Party used by Vernalis pursuant to this Clause 6.6 shall not disclose to Vernalis any Confidential Information belonging to CTI but shall restrict his or her report to details of any under or over payment discovered as a result of his inspection and shall be obliged by Vernalis to enter a confidentiality agreement providing that such Independent Third Party shall not, except to the extent expressly envisaged in this Clause 6.6, use or disclose any Confidential Information belonging to CTI.

Confidential Treatment Requested

6.7	If CTI defaults in payment of any sum due to Vernalis hereunder CTI shall pay interest to Vernalis for the period of arrears on the amount due with interest accruing at the rate of **, at the time of such default in payment, by Barclays Bank plc. Vernalis acknowledges that prior to the Commencement Date it has received from Chroma, under the Original Licence Agreement, (i) the payment of ** due it under Clause 2.1 of the Original Licence Agreement, and (ii) the payment of ** due it under Clause 2.1A of the original Licence Agreement (as amended by the First Amendment).

7	Confidentiality

7.1	CTI shall keep and procure to be kept secret and confidential any Confidential Information comprised in the Documentation, and shall not use nor disclose the same save for the purposes of the proper performance of this Agreement or to potential investors or their consultants under confidentiality provisions no less stringent than those currently in place between the two Parties. Vernalis shall from the Commencement Date of this agreement keep and procure to be kept secret and confidential any Confidential Information of CTI and the Confidential Information comprised in the Documentation related to BB-76163, and shall not use nor disclose the same save for the purposes of the proper performance of this Agreement. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party in connection with a due diligence process associated with any future financing by such Party or the negotiation or exploration of a possible strategic transaction involving such Party; provided that such disclosure is made in the course of such diligence, negotiation or exploration pursuant to confidentiality obligations consistent with those set forth in this Agreement.

7.2	The obligations of confidentiality in this Clause 7 shall not extend to any matter which the Party wishing to be relieved of the obligation, or, in the case of Clause 7.2(b), CTI, can show:

(a)	is in, or has become part of, the public domain other than as a result of its breach of the obligations of confidentiality under this Agreement;

(b)	was in its written records prior to the signing of the Confidentiality Agreement between Vernalis (Oxford) Ltd and Chroma dated 16th May 2003;

(c)	was independently disclosed to it other than under a duty of confidentiality; or

(d)	is required under any applicable law, or by order or the rules and regulations of a court, governmental body or Competent Authority of competent jurisdiction.

(e)

Confidential Treatment Requested

8	Representations, Warranties and Covenants

8.1	Each Party hereby represents and warrants to the other Party as of the Commencement Date that:

(a)	it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(b)	it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a Third Party and to perform its obligations hereunder;

(c)	it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(d)	the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

8.2	Vernalis represents and warrants that:

(a)	as at **, and with respect to the following matters as such matters relate to **:

(i)	Vernalis is the registered proprietor/beneficial owner of the Patent Rights, , and owner of the Documentation and the Materials in each case free from encumbrances or other Third Party rights, except for the obligation to pay the Further Royalties **; and its records state that Vernalis has paid all fees relating to the Patent Rights on or before their due date for payment;

(ii)	The Patent Rights are subsisting and after a review by Vernalis of its records (only) Vernalis does not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Patent Rights (due to non-payment of renewal or other fees or for any other reason);

(iii)	No Third Party has alleged that the use by Vernalis of the Documentation and Materials infringes, either directly or through any other person, its intellectual property rights. To the best of Vernalis’ knowledge and belief, the use by Vernalis of the Documentation and Materials is not infringing and nor has it ever infringed, either directly or through any other person, the intellectual property rights of any Third Party;

(iv)	No claim under sections 39 to 43 Patents Act 1977 or their equivalents in any territory has been made in respect of any of the Patent Rights.

(b)	as at **:

(i)	Vernalis is the registered proprietor/beneficial owner of the Patent Rights, and its records state that Vernalis has paid all fees relating to the Patent Rights on or before their due date for payment; and

Confidential Treatment Requested

(ii)	No Third Party has alleged that the use by Vernalis of the Documentation and Materials infringes, either directly or through any other person, its intellectual property rights.

8.3	Nothing in this Agreement or any licence granted hereunder is to be construed as a representation or warranty that BB-76163 or any Product shall be or is capable of being successfully developed or granted regulatory approval by a Regulatory Authority anywhere in the world for the treatment of any indication within the Field; any of the Materials are fit for CTI’s intended use; or that any patent applications included in Patent Rights will proceed to grant.

8.4	Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its directors, officers, employees, successors and assigns (the “Indemnified Party”), from any loss, damage or liability, including reasonable attorney’s fees, relating to any claim, lawsuit or other action by a Third Party that arises out of, relates to or results from the breach by the Indemnifying Party of any of its representations, warranties or covenants contained within this Agreement (hereinafter a “Claim”).

8.5	If as regards any Claim it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the Claim was in whole or in part the result of the negligence, failure to reasonably act or wilful misconduct of any employee or agent of the Indemnified Party or the conduct of any activity to be performed by the Indemnified Party pursuant to this Agreement, then the Indemnifying Party shall not be obligated under Clause 8.4, for that Claim.

8.6	The Indemnifying Party shall have no obligation under Clause 8.4 unless the Indemnified Party:

(a)	gives the Indemnifying Party prompt written notice of any Claim for which it seeks to be indemnified under this Agreement; provided, however, that the failure to timely give notice of a Claim shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that such failure has a material prejudicial effect on the defenses or other rights available thereto with respect to such Claim;

(b)	the Indemnifying Party is granted full authority and control over the defence including settlement, against such Claim; and

(c)	the Indemnified Party co-operates fully with the Indemnifying Party and its agents in defence of such Claim at the sole cost and expense of the Indemnifying Party.

8.7	The Indemnified Party shall have the right to participate in the defence of any such Claim referred to in this Clause 8 utilising attorneys of its choice at its own cost and expense, provided, however, that the Indemnifying Party shall have full authority and control to handle any such Claim, including any settlement or other disposition thereof, for which the Indemnified Party seeks indemnification under Clause 8.4.

Confidential Treatment Requested

9	Withholding Tax

9.1	CTI shall be entitled to deduct tax from the royalty payable to Vernalis under Clause 5 (“Withholding Tax”) above provided that:

(a)	CTI shall pay over such Withholding Tax to the relevant revenue authority and shall provide to Vernalis such documentary evidence as Vernalis may reasonably require regarding (i) the amount so deducted and (ii) evidence of payment to such authority; and

(b)	CTI shall provide to Vernalis, such assistance as Vernalis may reasonably require (including submission of documents to relevant revenue authorities) to obtain a repayment of the Withholding Tax or (as the case may be) to obtain the benefit of such Withholding Tax whether by credit against taxes or otherwise.

10	Termination

10.1	CTI may terminate this Agreement upon 3 months’ notice if it believes that the continued development of BB-76163 or any of the Other Compounds is not commercially viable. Upon termination, all Documentation and unused Materials will be returned to Vernalis.

10.2	If at any time either Party shall become insolvent and shall cease to carry on its business or shall go into liquidation, whether compulsory or voluntary (other than a voluntary liquidation for the purpose of reconstruction or amalgamation), or shall have a receiver appointed over the whole or any part of its assets or shall enter into any arrangement or composition with its creditors or become bankrupt or enter into a non-voluntary corporate rehabilitation or corporate reorganisation then, and in any of the foregoing events, the other Party shall be entitled to terminate this Agreement forthwith by notice in writing.

10.3	If CTI has not paid Vernalis any sum due hereunder and Vernalis has given CTI written notice of CTI’s default then Vernalis shall be entitled to terminate this Agreement forthwith by notice in writing at any time when the sum due is still unpaid and ** have elapsed since the notice of default and ** have elapsed since the due date for payment.

10.4	This Agreement may be terminated by either Party if the other Party is in material breach of its obligations hereunder and (i) has not cured such breach within ** after written notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach, or (ii) within ** of receiving notice has not initiated actions reasonably expected to cure the cited failure and thereafter diligently pursued such actions to cure the failure (even if requiring longer than the ** set forth in this subsection).

10.5	Upon termination of this Agreement for whatsoever reason under this Clause 10 the licences granted to CTI under this Agreement shall terminate with the effect that all sub-licences granted by CTI or any of its Affiliates shall also terminate.

Confidential Treatment Requested

11	General

11.1	Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture or relationship of employer and employee or principal and agent between the Parties and no employee of either Party shall be deemed to be or have become an employee of the other Party.

11.2	This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or similar transaction, subject to the assignee or successor undertaking in writing to the non-assigning Party to be bound by the terms of this Agreement. Notwithstanding the foregoing, each Party may assign its rights and obligations under this Agreement within its Group, provided that CTI may only do so after providing a guarantee in any reasonable form requested by Vernalis in respect of CTI’s Group assignee. Any purported assignment in violation of the preceding sentences shall be void. Any permitted successor or permitted assignee shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.

11.3	This Agreement, together with the Confidentiality Agreement between CTI, Vernalis and Chroma of February 19, 2014, contains the entire agreement between the Parties in relation to its subject matter. The Parties irrevocably and unconditionally waive any right they may have to claim damages for, and/or to rescind this Agreement because of breach of any warranty not contained in this Agreement, or any misrepresentation whether or not contained in this Agreement, unless such misrepresentation was made fraudulently.

11.4	No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is signed by a director of each of the Parties to this Agreement.

11.5	The rights and remedies of either Party in respect of this Agreement shall not be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time granted by such Party to the other nor by any failure of, or delay by the said Party in ascertaining or exercising any such rights or remedies. Any waiver of any breach of this Agreement shall be in writing. The waiver by either Party of any breach of this Agreement shall not prevent the subsequent enforcement of that provision and shall not be deemed to be a waiver of any subsequent breach of that or any other provision.

11.6	If at any time any part of this Agreement (including any one or more of the Clauses of this Agreement or any sub-Clause or paragraph or any part of one or more of these Clauses) is held to be or becomes void or otherwise unenforceable for any reason under any applicable law, the same shall be deemed omitted from this Agreement and the validity and/or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired as a result of that omission.

Confidential Treatment Requested

11.7	This Agreement may be entered into in the form of two counterparts, each executed by one of the Parties but, taken together, executed by all, and, provided that both the Parties shall so enter into the Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

11.8	Each of the Parties shall, and shall use their reasonable endeavours to procure that any necessary Third Parties shall, execute and deliver to the other Party such other instruments and documents and take such other action as is necessary to fulfil the provisions of this Agreement in accordance with its terms.

11.9	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No person who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties which agreement must refer to this Clause.

12	Notices

12.1	Any notices sent under this Agreement must be in writing and may be served by personal delivery or by sending the notice by registered post or facsimile transmission at the address given above or at such other address as the relevant Party may give for the purpose of service of notices under this Agreement and every such notice shall be deemed to have been served upon delivery if served by hand or at the expiration of 3 Business Days after despatch of the same if delivered by registered post or at ten hours am local time of the recipient on the next Business Day following despatch if sent by facsimile transmission.

12.2	To prove service of any notice it shall be sufficient to show in the case of a notice delivered by hand that the same was duly addressed and delivered by hand and in the case of a notice served by post that the same was duly addressed prepaid and posted in the manner set out above. In the case of a notice given by facsimile transmission, it shall be sufficient to show that it was despatched in a legible and complete form to the correct telephone number without any error message provided that a confirmation copy of the transmission is sent to the recipient by registered post in the manner set out above. Failure to send a confirmation copy will invalidate the service of any facsimile transmission.

13	Publicity

Except as required by applicable law or the rules and regulations of any Competent Authority of competent jurisdiction, neither Party shall issue any press release or other publicity material which is dominated by the subject matter of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Consent is not required where applicable text has previously been approved.

Confidential Treatment Requested

14	Law

This Agreement and any dispute or claim arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

15	Jurisdiction

All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts to which the Parties irrevocably submit.

Confidential Treatment Requested

IN WITNESS OF THE ABOVE the Parties have signed this Agreement on the date written at the head of this Agreement.

SIGNED by Ian Garland	)
)

for and on behalf of	)	/s/ Ian Garland

VERNALIS (R&D) LTD.	)	Director & Authorised Signatory

SIGNED by	)

)

for and on behalf of	)	/s/ James Bianco

CTI BIOPHARMA CORP.	)	James Bianco, MD Director & Authorised Signatory

[Signature Page to CTI Vernalis Licence Agreement]

Confidential Treatment Requested

Schedule 1

The Patent Rights

Patents and Patent Applications Derived from International Patent Application WO 98/11063

Country	Status	Application No	Patent No
Australia	Granted		718890
Belgium	Granted		EP 0925278
Canada	Granted		2265666
Switzerland	Granted		EP 0925278
Czech Republic	Granted		298048
Germany	Granted		EP 0925278
Spain	Granted		EP 0925278
France	Granted		EP 0925278
UK	Granted		EP 0925278
Italy	Granted		EP 0925278
Japan	Granted		4238334
Norway	Granted		314227
New Zealand	Granted		333923
Poland	Granted		191366
USA	Granted		6169075
USA (divisional)	Granted		6790834

Patents and Patent Applications Derived from International Patent Application WO 99/46241

Country	Status	Application No	Patent No
Australia	Granted		747977
Canada	Granted		2323414
China	Granted		ZL 98813847.6
Czech Republic	Granted		299610
Germany	Granted		EP 1062202
France	Granted		EP 1062202
UK	Granted		EP 1062202
Ireland	Granted		EP 1062202
Israel	Granted		137774
Japan	Granted		4324324
Mexico	Granted		224080
New Zealand	Granted		506293
Poland	Granted		190637
USA	Granted		6462023

Confidential Treatment Requested

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Schedule 2

The Materials

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Confidential Treatment Requested

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Schedule 3

The Documentation

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Schedule 4

Other Compounds

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